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                                                                    EXHIBIT 23.4

                       CONSENT OF INDEPENDENT ACCOUNTANTS


     We hereby consent to the use in this Registration Statement on Form S-4 (No. 333-54798) of Bellwether Exploration Company of our report dated March 1, 2001 relating to the financial statements of Bargo Energy Company, which appears in such Registration Statement. In addition, we hereby consent to the use in this Registration Statement on Form S-4 of Bellwether Exploration Company of our report dated November 15, 1999 relating to the Statement of Revenues and Direct Operating Expenses of the East Texas Properties which appears in such Registration Statement. We also consent to the reference to us under the heading "Experts" in such Registration Statement.


/s/ PRICEWATERHOUSECOOPERS LLP

Houston, TX

April 5, 2001